As filed with the Securities and Exchange Commission on February 19, 2009

Reg. No. 333-15263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Registration No: 333-15263

BEVERLY HILLS BANCORP INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1223879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

(818) 223-8084

(Address of Principal Executive Offices)

Larry B. Faigin

Chief Executive Officer

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

(818) 223-8084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Alan B. Spatz, Esq.

TroyGould PC

1801 Century Park East, Suite 1600,

Los Angeles, California 90067

Fax: (310) 201-4746

Approximate Date of Proposed Sale to the Public: N/A (This Post-Effective Amendment de-registers all shares of common stock and notes registered hereunder and remaining unsold as of the date hereof.)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting ☒

DEREGISTRATION OF SECURITIES

Beverly Hills Bancorp Inc., formerly known as Wilshire Financial Services Group, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 in connection with the Form S-1 Registration Statement No. 333-15263, (the “Registration Statement”), which was declared effective on December 18, 1996, and pursuant to which the Company registered 2,070,000 shares of the common stock of the Company, par value $.01 per share (the “Old Common Stock”), existing prior to the Company’s restructuring and emergence from Chapter 11 bankruptcy in 1999 (the “1999 Restructuring”) and $86,250,000 of 13% Notes due 2004. Pursuant to the Registration Statement, the Company issued and sold 2,070,000 shares of the Old Common Stock and $84,245,000 of the 13% Notes due 2004. All of the Old Common Stock and 13% Notes due 2004 were converted into the Company’s current common stock, par value $.01 per share, in the 1999 Restructuring.

The Company intends to suspend all reporting obligations by filing with the SEC a Form 15. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the 13% Notes due 2004 covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment to Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, state of California, on this 17th day of February 2009.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on February 17, 2009 in the capacities indicated.

Signature	Title

/s/ Larry B. Faigin Larry B. Faigin	Chief Executive Officer

/s/ Takeo Sasaki Takeo Sasaki	Chief Financial Officer

/s/ Howard Amster Howard Amster	Director

/s/ Stephen P. Glennon Stephen P. Glennon	Director

/s/ Kathleen L. Kellogg Kathleen L. Kellogg	Director

/s/ William D. King William D. King	Director